Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY CORPORATION ANNOUNCES

DEPARTURE OF CHIEF FINANCIAL OFFICER AND

APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

(INDIANAPOLIS, May 16, 2013) – Duke Realty Corporation (NYSE: DRE) announced today that Christie B. Kelly resigned as Chief Financial Officer of the company, effective on May 17, 2013, to accept an opportunity to serve as the Chief Financial Officer of Jones Lang LaSalle Incorporated.

“On behalf of our board of directors and myself, we thank Christie for her many contributions to our company and wish her great success at the outstanding firm of Jones Lang LaSalle,” said Dennis D. Oklak, the Chairman and Chief Executive Officer of Duke Realty.

Effective upon Ms. Kelly’s resignation, Mark A. Denien, Senior Vice President and Chief Accounting Officer, will be appointed to serve as Chief Financial Officer. Mark joined Duke Realty in 2005 as Senior Vice President, Administration and was promoted a year later to Senior Vice President and Chief Accounting Officer. Before joining Duke Realty, Mr. Denien was a partner with KMPG in Indianapolis, where he worked for 16 years and was involved with Duke Realty for many of those years. Mr. Denien was responsible for KPMG’s real estate practice in Indiana and Ohio as well as for its national real estate training development. Mr. Denien attended Indiana University where he received his Bachelor of Science Degree in Business with a concentration in Accounting.

“Mark has been an integral part of our team since he joined Duke Realty in 2005. With the extensive knowledge and experience that he has acquired as our Chief Accounting Officer and in his capacity as a real estate specialist of KPMG, Mark is uniquely positioned to make this a seamless transition for Duke Realty,” said Mr. Oklak.

About Duke Realty

Duke Realty owns and operates approximately 145 million rentable square feet of industrial and office assets, including medical office, in 18 major U.S. cities. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com.

Contact Information:

Investors:

Ron Hubbard

317.808.6060

Media:

Helen McCarthy

317.708.8010